Exhibit 99

ORBCOMM REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER 2009

- Full Year Service Revenues of $27.1 million Up 14% -
- Full Year Adjusted EBITDA of $17.4 million, Benefiting From Gain on Insurance Settlement –

Fort Lee, NJ, March 15, 2010 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focusing on two-way Machine-to-Machine (M2M) communications and leading provider of space-based Automatic Identification System (AIS) services, today announced financial results for the full year and fourth quarter ended December 31, 2009.

The following financial highlights are in thousands of dollars, except per share.

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Total Revenues	$7,038	$8,061	$27,566	$27,309
Service Revenues	$6,862	$6,863	$27,143	$23,811
Product Sales	$176	$1,198	$423	$3,498
Net Income (loss) attributable to ORBCOMM Inc.	$7,295	$(2,026)	$(3,439)	$(4,540)
Net Income (loss) per Common Share	$0.17	$(0.05)	$(0.08)	$(0.11)
Average Shares Outstanding (diluted)	42,608,000	42,101,000	42,404,000	41,984,000
EBITDA (1) (3)	$14,980	$(1,042)	$15,801	$(2,704)
Adjusted EBITDA (2) (3)	$15,377	$187	$17,442	$1,601

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests and Pre-control Earnings of Consolidated Subsidiary.

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Service Revenues for the twelve months ended December 31, 2009 increased 14.0% or $3.3 million to $27.1 million due primarily to increases in billable subscriber communicators and revenue from Automatic Identification System (AIS) service. Total Revenues for the twelve months ended December 31, 2009 were $27.6 million, up modestly from the previous year's Total Revenues of $27.3 million reflecting a change in the composition of Total Revenue with higher margin Service Revenue representing a larger percentage, consistent with Company strategy, and the decline in Product Sales of $3.1 million at our Japanese subsidiary.  However, into the beginning of 2010, Japanese hardware sales have shown signs of improvement. Product Sales from our subsidiary Stellar are classified as discontinued operations.

For the quarter ended December 31, 2009, Service Revenues were flat year-over-year with small increases in AIS revenues and an increase in billable subscriber communicators during the quarter offset by an increase in sales allowances, and also reflects the timing of some collections moving into 2010. Total Revenues for the quarter ended December 31, 2009 were $7.0 million. A decline in Product Sales at our Japanese subsidiary versus the prior year leads to a decline in Total Revenues of 12.7% from the fourth quarter of 2008.

Costs and Expenses for the full year 2009 of $30.0 million were just under the $30.1 million in 2008. Proceeds from insurance recovery offset the Impairment charges and quick launch satellite depreciation recorded for the full year 2009. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization for the full year 2009 decreased 1.9% or $0.5 million from the prior year period.

Costs and Expenses for the three months ended December 31, 2009 were negative $0.8 million due to the gain from Insurance Recovery recognized during the quarter, which compares to Costs and Expenses in the fourth quarter of 2008 of $8.7 million. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization decreased 6.1% or $0.4 million for the fourth quarter of 2009 from the prior year period.

Operating loss for the full year 2009 was $2.5 million compared to a $2.8 million loss for the full year 2008, representing a 12.5% improvement year-over-year. Net Loss for the full year 2009 narrowed by $1.1 million to $3.4 million from a Net Loss of $4.5 million in 2008.

For the fourth quarter 2009, ORBCOMM generated Operating Income of $7.8 million versus a loss of $0.6 million in the fourth quarter 2008. Net Income for the fourth quarter 2009 was $7.3 million versus a Net Loss of $2.0 million in the fourth quarter 2008. The gain recorded in the fourth quarter associated with the Insurance Recovery was the key driver in positive Operating Income and Net Income during the quarter. The gain more than offset the remaining depreciation associated with the quick launch satellites during the quarter.

The Company achieved positive EBITDA for the full year 2009 with and without the Insurance Recovery gain of $15.0 million.  Adjusted EBITDA for the year was $17.4 million. Excluding the gain, full year 2009 Adjusted EBITDA would have been $2.4 million, a 52% increase over the full year 2008 Adjusted EBITDA.

At December 31, 2009, there were 515,000 billable subscriber communicators, a 12.0% increase over year-end 2008.  Net subscriber additions for the full year were over 55,000, comprised of over 33,000 satelitte additions and 22,000 terrestial additions.

"ORBCOMM's focus on high margin Service Revenue growth is consistent with the composition of Revenues for the full year.  High margin space-based AIS service revenues should get incremental boost with the addition of Lloyd's List Intelligence as a customer," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "Despite the difficult economic environment that affected our business in 2009, ORBCOMM grew Service Revenues 14% and is in the enviable liquidity position between cash and expected cash from operations that it will have the funding to build and launch our next generation satellite constellation."

"ORBCOMM successfully completed the negotiations with its insurance carriers and received $44.25 million in proceeds, which has led to liquidity of over $95 million on our Balance Sheet at year-end. In addition, expense control remains a key focus within the operations of our business, and we are determined not to lose sight of that while we work toward building and launching our next generation satellites. On a normalized basis, excluding the impacts of the quick launch satellite impairments, additional depreciation and insurance recovery, we had an annual decline in expenses associated with our service operations while Service Revenues continue to rise," said Robert Costantini, ORBCOMM's Chief Financial Officer. "Excluding the gain from insurance recovery, we had our first full year of positive EBITDA and continue to improve Adjusted EBITDA despite the difficult economic environment."

Business Highlights

Selected recent business highlights include:

•
ORBCOMM and its satellite insurers settled any and all claims relating to the Coast Guard Demonstration satellite and five quick launch satellites. The settlement was in the amount of $44,250,000, which equates to 88.5% of the maximum claim of $50,000,000 from third party insurers. ORBCOMM retains ownership of the two quick launch satellites still operating.

•
Lloyd's List Intelligence and ORBCOMM announced an agreement for Satellite Automatic Identification System (AIS) data services. Lloyd's List Intelligence is a leading provider of information and global maritime intelligence. The addition of satellite sourced AIS information will extend coverage beyond coastal areas with the availability of open ocean vessel reporting. The agreement with Lloyd's List Intelligence includes an annual license fee to ORBCOMM and grants access to ORBCOMM's global satellite AIS offerings commencing immediately.

•
ORBCOMM entered into a partnership with Xact Technology, LLC a DMC Worldwide company and leading provider of consumer electronics products. With the launch of Xact Technology's XactTrax, a scalable GPS tracking solution designed to monitor the location of people, personal and commercial property and assets, and even pets, Xact and ORBCOMM will provide the most comprehensive GPS tracking solutions and services on the market. ORBCOMM's partnership with Xact is the first to utilize ORBCOMM's new web based services platform, which allows customers to manage multiple network services, provides comprehensive device management and enables over the air updates to remote applications and firmware across multiple networks using a single web-based interface.

Financial Results and Highlights

Revenue

Service Revenues for the full year 2009 were $27.1 million, an increase of $3.3 million or 14.0% over the prior year due primarily to increases in billable subscriber communicators and AIS revenue. Product Sales decreased for the full year 2009 by $3.1 million, due primarily to a decline in Product Sales at our Japanese subsidiary.  Total Revenues for the full year 2009 were $27.6 million, up slightly from the full year 2008 with increased in Service Revenues offset by lower Product Sales.

Service Revenues for the fourth quarter 2009 were $6.9 million, flat with the prior year as slight increases in AIS revenues and increases in billable subscriber communicators during the quarter were offset by an increase in sales allowances. Product Sales decreased in the fourth quarter by $1.0 million due primarily to a decline in Product Sales at our Japanese subsidiary. Total Revenues for the fourth quarter of 2009 were $7.0 million, a decrease of 12.7% from the fourth quarter of 2008.

Billable Subscriber Communicators

As of December 31, 2009, there were 515,000 billable subscriber communicators, compared to approximately 460,000 billable subscriber communicators a year-ago, an increase of 12.0% over last year.

Costs and Expenses & Discontinued Operations

Costs and Expenses for the full year 2009 of $30.0 million were just under the $30.1 million in 2008. Proceeds from Insurance Recovery offset the Impairment charges and quick launch satellite related depreciation for the full year 2009. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization for the full year 2009 decreased 1.9% or $0.5 million from the prior year period.

Costs and Expenses for the three months ended December 31, 2009 were negative $0.8 million due to the gain from Insurance Recovery recognized during the quarter, which compares to Costs and Expenses in the fourth quarter of 2008 of $8.7 million. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization for the fourth quarter of 2009 decreased 6.1% or $0.4 million from the prior year period. The financial results of the Stellar hardware business have been classified as discontinued operations.

Net Loss

Net Loss narrowed for the full year 2009 to $3.4 million from a Net Loss of $4.5 million in the prior year period. Net Income was $7.3 million in the fourth quarter 2009 compared to a Net Loss of $2.0 million in the prior year period.

Net Loss per Common Share from continuing operations was $0.06 for the full year 2009 compared to Net Loss per Common Share from continuing operations of $0.07 for the prior year. Net Loss attributable to ORBCOMM Inc. was $0.08 for the full year 2009 compared to Net Loss attributable to ORBCOMM Inc. of $0.11 for the prior year.

Net Income per Common Share from continuing operations was $0.18 for the three months ended December 31, 2009 compared to Net Loss per Common Share from continuing operations of $0.03 for the prior year quarter. Net Income attributable to ORBCOMM Inc. was $0.17 for the three months ended December 31, 2009 compared to Net Loss attributable to ORBCOMM Inc. of $0.05 for the prior year quarter.

Adjusted EBITDA and EBITDA

Due to the successful Insurance Recovery completed in December 2009, the gain in excess of impairment charges taken throughout the year contributed $15.0 million in benefits to EBITDA and Adjusted EBITDA for both the fourth quarter and the full year period.

Adjusted EBITDA for the full year 2009 was $17.4 million, compared to an Adjusted EBITDA of $1.6 million in the year ago period. Adjusted EBITDA for the fourth quarter of 2009 was $15.4 million, compared to an Adjusted EBITDA of $0.2 million in the fourth quarter of 2008.

EBITDA was positive for the full year with and without the insurance gain.  EBITDA for the full year 2009 was $15.8 million, compared to an EBITDA of negative $2.7 million in the year ago period. EBITDA for the fourth quarter of 2009 was $15.0 million, compared to an EBITDA of negative $1.0 million in the fourth quarter of 2008.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by ORBCOMM. See the financial table at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, Restricted Cash, and Marketable Securities as of December 31, 2009 increased $14.4 million to $95.4 million from $81.1 million at December 31, 2008. The increase is attributable to proceeds from the insurance recovery of $44.25 million and Cash Flow from Operating Activities of $3.1 million offset by $32.5 million in capital expenditures mainly related to payments on the next generation satellite contracts.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business, and address questions.

Domestic participants should dial 888-549-7750 at least ten minutes prior to the start of the call. International callers should dial 480-629-9866. The conference call identification number is 4257566. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4257566. The replay will be available from approximately 12:00 PM ET on Monday, March 15, 2010, through 11:59 PM ET on Monday, March 22, 2010.

Alternatively, to access the live webcast, please visit the company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. ORBCOMM is the leading commercial provider of global AIS data from space, with users that include the U.S. Coast Guard, U.S. Navy, U.S. Department of Transportation, U.S. Customs and Border Protection, and IHS Fairplay, among other government and commercial organizations. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company's expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. ("AI") (formerly a division of General Electric Company ("GE" or "General Electric")), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System ("AIS") business; the inability to provide AIS service due to the in-orbit satellite failure of the remaining two quick-launch satellites; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy.; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our "Risk Factors" section in our annual report on Form 10-K for the year ended December 31, 2009.

Contacts Investor Inquiries: Lucas Binder VP, Business Development and Investor Relations ORBCOMM Inc. 703-433-6505 binder.lucas@orbcomm.com	Media Inquiries: Jennifer Lattif Senior Account Executive The Abernathy MacGregor Group 212-371-5999 jcl@abmac.com

ORBCOMM Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$65,292	$75,370
Restricted cash	1,000	2,000
Marketable securities	26,145	-
Accounts receivable, net of allowances for doubtful accounts of $803 and $101	3,574	3,412
Inventories	78	158
Receivables from insurance recoveries	-	2,450
Prepaid expenses and other current assets	1,218	1,690
Current assets held for sale	778	1,621
Total current assets	98,085	86,701

Satellite network and other equipment, net	73,208	92,772
Intangible assets, net	2,600	4,086
Restricted cash	2,980	3,680
Other assets	1,354	1,484
Long term assets held for sale	2,832	2,644

Total assets	$181,059	$191,367

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,642	$8,428
Accrued liabilities	5,610	7,168
Current portion of deferred revenue	3,849	3,543
Current liabilities related to assets held for sale	412	326
Total current liabilities	12,513	19,465
Note payable - related party	1,398	1,244
Deferred revenue, net of current portion	6,230	7,607
Total liabilities	20,141	28,316

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Common stock, par value $0.001; 250,000,000 shares authorized; 42,455,531 and
42,101,834 shares issued and outstanding	42	42
Additional paid-in capital	230,512	229,001
Accumulated other comprehensive income	76	381
Accumulated deficit	(71,415)	(67,976)
Total ORBCOMM Inc. stockholders' equity	159,215	161,448
Noncontrolling interests in ORBCOMM Japan	1,703	1,603
Total equity	160,918	163,051

Total liabilities and equity	$181,059	$191,367

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Years ended December 31,
	2009	2008	2007

Revenues:
Service revenues	$27,143	$23,811	$17,707
Product sales	423	3,498	1,524
Total revenues	27,566	27,309	19,231

Costs and expenses (1):
Costs of services	26,891	9,800	7,982
Costs of product sales	260	2,172	683
Selling, general and administrative	17,172	18,879	17,583
Product development	714	643	648
Gains on customer claims settlements	-	(1,368)	-
Impairment charges-satellite network	29,244	-	-
Insurance recovery-satellite network	(44,250)	-	-
Total costs and expenses	30,031	30,126	26,896

Loss from operations	(2,465)	(2,817)	(7,665)

Other income (expense):
Interest income	85	1,599	5,258
Other income (expense)	218	(842)	25
Interest expense	(193)	(199)	(209)
Total other income (expense)	110	558	5,074

Loss from continuing operations before pre-control
earnings of consolidated subsidiary	(2,355)	(2,259)	(2,591)

Less: Pre-control earnings of consolidated subsidiary	-	128	-

Loss from continuing operations	(2,355)	(2,387)	(2,591)

Loss from discontinued operations	(954)	(1,682)	(998)

Net loss	(3,309)	(4,069)	(3,589)

Less: Net income attributable to the noncontrolling interests	130	471	-

Net loss attributable to ORBCOMM Inc.	$(3,439)	$(4,540)	$(3,589)

Net loss attributable to ORBCOMM Inc.:
Loss from continuing operations	$(2,485)	$(2,858)	$(2,591)
Loss from discontinued operations	(954)	(1,682)	(998)
Net loss attributable to ORBCOMM Inc.	$(3,439)	$(4,540)	$(3,589)

Per share information-basic and diluted:
Loss from continuing operations	$(0.06)	$(0.07)	$(0.07)
Loss from discontinued operations	(0.02)	(0.04)	(0.02)
Net loss attributable to ORBCOMM Inc.	$(0.08)	$(0.11)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	42,404	41,984	39,706

(1) Stock-based compensation included in costs and expenses:
Costs of services	$65	$119	$383
Selling, general and administrative	1,438	3,467	3,878
Product development	8	57	68
	$1,511	$3,643	$4,329

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(3,309)	$(4,069)	$(3,589)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Change in allowance for doubtful accounts	698	(159)	34
Depreciation and amortization	19,115	3,174	2,398
Accretion on note payable - related party	131	131	131
Stock-based compensation	1,511	3,643	4,329
Foreign exchange (gains) losses	(217)	839	(23)
Amortization of premium on marketable securites	72	-
Gain on insurance settlement-satellite network	(15,006)	-	-
Loss on disposal of equipment	-	13	-
Pre-control earnings of consolidated subsidiary	-	128	-
Non-cash portion of gains on customer claims settlements	-	(882)	-
Gain on expiration of gateway purchase option	-	(325)	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(705)	1,676	(1,551)
Inventories	77	228	694
Prepaid expenses and other assets	532	(837)	(412)
Accounts payable and accrued liabilities	286	(264)	(376)
Deferred revenue	(1,069)	963	29
Net cash provided by operating activities of continuing operations	2,116	4,259	1,664
Net cash provided by (used in) operating activities of discontinued operations	949	(312)	2,105
Net cash provided by operating activities	3,065	3,947	3,769

Cash flows from investing activities:
Capital expenditures	(32,486)	(40,044)	(19,743)
Purchases of marketable securities	(26,217)	-	(58,325)
Sales of marketable securities	-	-	97,175
Change in restricted cash	1,700	(5,680)	-
Proceeds of insurance settlement-satellite network	44,250	-	-
Cash acquired from step acquisition of subsidiary	-	366	-
Net cash used in investing activities of continuing operations	(12,753)	(45,358)	19,107
Net cash used in investing activities of discontinued operations	(208)	(245)	(300)
Net cash used in investing activities	(12,961)	(45,603)	18,807

Cash flows from financing activities:
Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
offering costs of $3,318	-	-	31,010
Proceeds from exercise of warrants and options	-	342	572
Payment of offering costs in connection with initial public offering	-	(40)	(609)
Net cash provided by financing activities from continuing operations	-	302	30,973
Net cash provided by financing activities	-	302	30,973

Effect of exchange rate changes on cash and cash equivalents	(182)	1,137	(101)

Net increase (decrease) in cash and cash equivalents	(10,078)	(40,217)	53,448

Cash and cash equivalents:
Beginning of year	75,370	115,587	62,139

End of year	$65,292	$75,370	$115,587

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008
Net Income (Loss) attributable to ORBCOMM Inc.	$7,295	$(2,026)	$(3,439)	$(4,540)
Net interest (income) expense	35	(49)	108	(1,400)
Provision for income taxes	-	-	-	-
Depreciation and amortization	7,650	1,033	19,132	3,236
EBITDA	14,980	(1,042)	15,801	(2,704)
Stock-based compensation	362	988	1,511	3,706
Noncontrolling interests and pre-control earnings of consolidated subsidiary	35	241	130	599
Adjusted EBITDA	$15,377	$187	$17,442	$1,601

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests and Pre-control Earnings of Consolidated Subsidiary (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.